Exhibit 99.1
Armstrong World Industries Reports Second Quarter 2009 Results
LANCASTER, Pa., July 30, 2009 — Armstrong World Industries, Inc. (NYSE: AWI) today reported second quarter 2009 net sales of $705.7 million, down 24 percent, from $926.8 million in the same period for 2008. Excluding a $52.4 million, or 4 percent, impact of foreign exchange rates, sales decreased 20 percent. Reported operating income from continuing operations of $47.1 million compared to operating income of $96.7 million in the second quarter of 2008. Adjusted operating income from continuing operations of $48.5 million decreased 50 percent compared to $96.7 million on the same basis.
The Company uses adjusted income from operations in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $1.4 million in the second quarter of 2009. There were no adjustments in the second quarter of 2008.
Reported income from continuing operations was $28.3 million, or $0.50 per diluted share. This compared to income of $52.4 million, or $0.92 per diluted share, in the second quarter of 2008. Adjusted income from continuing operations was $25.8 million, or $0.46 per diluted share, compared to $52.7 million, or $0.92 per diluted share, on the same basis as 2008.
Second quarter results reflect the continuation of weak global market conditions experienced in the first quarter. Adjusted operating income decreased significantly year-over-year due to double-digit volume declines across all businesses and geographies. Volume in global commercial and residential markets continued to fall. The impact of 20 percent lower volume was only partially offset by SG&A expense reductions of 13 percent.

2nd Quarter Segment Highlights
Resilient Flooring net sales were $270.3 million in the second quarter of 2009 compared to $343.9 million in the same period of 2008. Excluding the impact of foreign exchange rates, net sales declined about 16 percent. Lower volumes in all markets accounted for the decline. Reported operating income was $7.5 million compared to $14.6 million in the second quarter of 2008. Operating income included a loss related to European Resilient Flooring of $5.8 million compared to a loss of $1.3 million in 2008. Adjusted operating income for the segment of $8.9 million deteriorated from $14.6 million calculated on the same basis in the prior year. Operating income declined due to the margin impact of lower global volume and less profitable product mix in the Americas, partially offset by raw material cost deflation, lower freight costs and reduced manufacturing expenses.
Wood Flooring net sales of $127.8 million in the second quarter of 2009 declined 24 percent from $168.8 million in the prior year’s quarter due to continued declines in residential housing markets. Reported operating income of $0.9 million in the second quarter was below $12.4 million reported in 2008, primarily due to the margin impact from significantly lower sales, partially offset by reduced raw material, freight and SG&A costs.
Building Products net sales of $268.7 million in the second quarter of 2009 decreased from $365.2 million in the prior year’s quarter. Excluding the effects of foreign exchange rates of $28 million, sales decreased by 21 percent. Global volume declines in weaker commercial markets more than offset modest price realization. Reported operating income decreased to $43.1 million from $70.9 million in the second quarter of 2008. The combination of volume declines and lower income from WAVE offset the benefits of price realization, lower SG&A expenses, and reduced manufacturing costs.

Cabinets 2009 second quarter net sales of $38.9 million were 20 percent below sales of $48.9 million in 2008 due to lower volume. Volume declines resulted from lower U.S. housing market demand. Reported operating loss for the second quarter of $2.5 million was worse than the prior year’s $0.9 million income, primarily due to the margin impact from lower sales, partially offset by lower manufacturing costs.
Unallocated corporate expense of $1.9 million in the second quarter of 2009 compared to expense of $2.1 million in the second quarter of 2008.
Free cash flow of $86 million in the second quarter of 2009 compared to $78 million in 2008. The impact of lower earnings was offset by reductions in working capital.
Year-to-Date Results
For the six months ended June 30, 2009, net sales were $1,374.0 million compared to $1,755.0 million in 2008. Excluding a $95 million favorable impact from exchange rates, net sales decreased by 17 percent. Lower volumes in declining markets accounted for the decline, slightly offset by modest improvement in price.
Reported operating income for the first six months was $48.2 million compared to operating income of $135.2 million for the same period in 2008. Adjusted operating income of $51.7 million decreased 63 percent compared to adjusted operating income of $140.5 million in the prior year period. The margin impact from sales volume declines and lower earnings from WAVE more than offset reduced manufacturing costs, lower selling, general and administrative (“SG&A”) expenses and input cost deflation.
Reported earnings from continuing operations were $17.1 million, or $0.30 per diluted share, compared to $67.5 million, or $1.19 per diluted share in the first half of 2008. Adjusted earnings from continuing operations of $25.6 million, or $0.45 per diluted share, compared to $75.6 million, or $1.33 per diluted share, on the same basis as 2008.

Free cash flow for the first six months was $41 million compared to a use of $15 million for 2008. The impact of lower earnings was more than offset by reductions in working capital.
IRS Approval of 10-Year Carryback Refund
In July 2009, the Joint Committee on Taxation of the U.S. Congress approved the tax refund, received in October 2007, of $178.7 million for federal income taxes paid over the preceding ten years. The refunds resulted from the carryback of a portion of net operating losses created by the funding of the Asbestos PI Trust in October 2006. Therefore, in the third quarter of 2009, a reduction to income tax expense of $10.0 million and a decrease in non-current deferred tax assets of $144.6 million will be recorded. A corresponding decrease in the liability for previously unrecognized tax benefits of $154.6 million will also be recorded.
Outlook
Global macroeconomic forecasts indicate a very difficult outlook for all key markets over the remainder of 2009. There have been unprecedented declines in Building Products’ North American commercial markets, and year-over-year declines are expected to continue at approximately 20 percent for the remainder of the year. While performance varies widely between European countries, aggregate European market declines are anticipated to continue at a rate of about 25 percent, through 2009. North American commercial floor markets are expected to decline 15 percent to 20 percent for the year. 2009 declines in North American residential floor markets are estimated to be at least 20 percent, with an anticipated decline in U.S. housing starts in excess of 40% and mid-double-digit declines in renovation.

Based on the above assumptions and expected benefits from on-going cost reduction efforts, management reaffirmed the 2009 outlook for sales to decline to between $2,700 million and $2,800 million. With better visibility halfway through the year, management narrowed the outlook for adjusted operating income to the upper end of prior guidance. Adjusted operating income is now forecast to be $115 million to $135 million, compared to $253 million earned in 2008. 2009 adjusted EPS is expected to be $1.02 to $1.22 per diluted share, compared to $2.37 per diluted share in 2008. 2009 cash taxes are estimated to be less than $5 million. A 42 percent tax rate will be utilized for adjusted earnings to facilitate comparability from period to period. The outlook for free cash flow has improved and is now anticipated to be approximately level with 2008.
Adjusted figures are reconciled to GAAP in tables at the end of this release.
Investor Day Webcast
Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 8:30 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “For Investors” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site for 90 days.
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Contacts
Beth Riley, bariley@armstrong.com
Investors:	(717) 396-6354
News media:	(866) 321-6677
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2008, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 37 plants in nine countries and has approximately 11,200 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)
(unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Net sales	$705.7	$926.8	$1,374.0	$1,755.0
Cost of goods sold	541.7	701.6	1,078.6	1,343.9
Selling, general and administrative expenses	127.3	147.0	264.5	306.8
Restructuring charges, net	—	—	—	0.8
Equity (earnings) from joint ventures	(10.4)	(18.5)	(17.3)	(31.7)

Operating income	47.1	96.7	48.2	135.2

Interest expense	4.5	7.8	9.0	16.2
Other non-operating expense	0.2	0.1	0.3	0.4
Other non-operating (income)	(0.6)	(2.1)	(1.7)	(6.4)

Earnings from continuing operations before income taxes	43.0	90.9	40.6	125.0
Income tax expense	14.7	38.5	23.5	57.5

Earnings from continuing operations	28.3	52.4	17.1	67.5
Gain from discontinued operations, net of tax of $0.0, $0.0, $0.0 and $0.4	0.0	0.0	0.0	0.1

Net earnings	$28.3	$52.4	$17.1	$67.6

Earnings per share of common stock, continuing operations:
Basic	$0.50	$0.92	$0.30	$1.19
Diluted	$0.50	$0.92	$0.30	$1.19

Earnings per share of common stock, discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	$0.00	$0.00	$0.00	$0.00

Net earnings per share of common stock:
Basic	$0.50	$0.92	$0.30	$1.19
Diluted	$0.50	$0.92	$0.30	$1.19

Average number of common shares outstanding:
Basic	56.5	56.4	56.5	56.3
Diluted	56.5	56.4	56.5	56.4

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions)
(unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Net sales:
Resilient Flooring	$270.3	$343.9	$511.5	$636.6
Wood Flooring	127.8	168.8	249.6	329.1
Building Products	268.7	365.2	535.6	696.3
Cabinets	38.9	48.9	77.3	93.0

Total Net Sales	$705.7	$926.8	$1,374.0	$1,755.0

Operating income (loss):
Resilient Flooring	$7.5	$14.6	$(5.4)	$7.4
Wood Flooring	0.9	12.4	(6.9)	14.9
Building Products	43.1	70.9	74.9	125.9
Cabinets	(2.5)	0.9	(7.0)	(2.8)
Unallocated Corporate	(1.9)	(2.1)	(7.4)	(10.2)

Total Operating Income	$47.1	$96.7	$48.2	$135.2

Selected Balance Sheet Information
(amounts in millions)

	(unaudited)
	June 30,	December 31,
	2009	2008
Assets:
Current assets	$1,296.6	$1,261.5
Property, plant and equipment, net	926.2	954.2
Other noncurrent assets	1,123.7	1,136.1

Total assets	$3,346.5	$3,351.8

Liabilities and equity:
Current liabilities	$370.4	$385.4
Other noncurrent liabilities	1,192.9	1,215.1
Equity	1,783.2	1,751.3

Total liabilities and equity	$3,346.5	$3,351.8

Selected Cash Flow Information
(amounts in millions)
(unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2009	2008
Net earnings	$17.1	$67.6
Other adjustments to reconcile net earnings to net cash provided by operating activities	50.2	71.6
Changes in operating assets and liabilities, net	(16.9)	(124.9)

Net cash provided by operating activities	50.4	14.3
Net cash used for investing activities	(1.2)	(33.2)
Net cash used for financing activities	(8.7)	(258.7)

Effect of exchange rate changes on cash and cash equivalents	7.3	3.5

Net increase (decrease) in cash and cash equivalents	47.8	(274.1)
Cash and cash equivalents, beginning of period	355.0	514.3

Cash and cash equivalents, end of period	$402.8	$240.2

Reconciliation to GAAP (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
CONSOLIDATED	June 30,	June 30,	June 30,	June 30,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$48.5	$96.7	$51.7	$140.5

Cost reduction initiatives expenses	1.4	—	3.5	5.4
Chapter 11 related post-emergence income	—	—	—	(1.3)
Review of strategic alternatives	—	—	—	1.2

Operating Income (Loss), Reported	$47.1	$96.7	$48.2	$135.2

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
RESILIENT FLOORING	June 30,	June 30,	June 30,	June 30,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$8.9	$14.6	$(1.9)	$7.4

Cost reduction initiatives expenses	1.4	—	3.5	—

Operating Income (Loss), Reported	$7.5	$14.6	$(5.4)	$7.4

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
UNALLOCATED CORPORATE EXPENSE	June 30,	June 30,	June 30,	June 30,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$(1.9)	$(2.1)	$(7.4)	$(4.9)

Cost reduction initiatives expenses	—	—	—	5.4
Chapter 11 related post-emergence income	—	—	—	(1.3)
Review of strategic alternatives	—	—	—	1.2

Operating Income (Loss), Reported	$(1.9)	$(2.1)	$(7.4)	$(10.2)

	Three Months Ended		Three Months Ended
	June 30, 2009		June 30, 2008
CONSOLIDATED	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$48.5		$96.7

Other Income / Expense	(4.1)		(5.8)

Earnings (Loss) Before Taxes, Adjusted	44.4		90.9

Adjusted Tax Benefit (Expense) @ 42%	(18.6)		(38.2)

Net Income (Loss), Adjusted	$25.8	$0.46	$52.7	$0.92

Adjustment Items	(1.4)		—
Reversal of Adjusted Tax @ 42%	18.6		38.2
Ordinary Tax	(17.5)		(36.2)
Tax Adjustments	6.5		(1.5)
Unbenefitted Foreign Losses	(3.7)		(0.8)

Earnings (Loss) from continuing operations, Reported	$28.3	$0.50	$52.4	$0.92

	Six Months Ended		Six Months Ended
	June 30, 2009		June 30, 2008
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$51.7		$140.5

Other Income / Expense	(7.6)		(10.2)

Earnings (Loss) Before Taxes, Adjusted	44.1		130.3

Adjusted Tax Benefit (Expense) @ 42%	(18.5)		(54.7)

Net Income (Loss), Adjusted	$25.6	$0.45	$75.6	$1.33

Adjustment Items	(3.5)		(5.3)
Reversal of Adjusted Tax @ 42%	18.5		54.7
Ordinary Tax	(18.6)		(48.7)
Tax Adjustments	5.2		(3.2)
Unbenefitted Foreign Losses	(10.1)		(5.6)

Earnings (Loss) from continuing operations, Reported	$17.1	$0.30	$67.5	$1.19

Note: No adjustments necessary for Wood Flooring, Building Products, or Cabinets.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
CASH FLOW	June 30,	June 30,	June 30,	June 30,
(millions)	2009	2008	2009	2008
Free Cash Flow
Net Cash From Operations	$90	$96	$50	$14

Plus / (minus): Net Cash from Investing	(4)	(19)	(1)	(33)
Add back / (subtract):
Emergence related payments	—	—	—	3
Divestiture	—	—	(8)	—
Acquisitions	—	1	—	1

Free Cash Flow	$86	$78	$41	$(15)